Exhibit 23.3





Dakota Mining Corporation
Denver, Colorado


Ladies and Gentlemen:

Re: Registration Statement on Form S-4



With respect to the subject registration, we acknowledge our awareness of the use therein of our compilation report relating to the unaudited pro forma consolidated balance sheet as of December 31, 1996 and the unaudited pro forma combined statement of operations for the year ended December 31, 1996 of Dakota Mining Corporation and our comments for United States readers on differences between Canadian and United States reporting standards, both dated April 21, 1997.

We are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for the compilation report and comments because they are not considered a "report" or a "part" of a registration statement prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,




KPMG
Chartered Accountants



Toronto, Canada
April 28, 1997